NEWS RELEASE
Exhibit 99.1
For Immediate Release
Astronics Corporation Reports Preliminary Orders
for Second Quarter 2023 of Approximately $200 million
•Expects revenue for second quarter 2023 to be in range of $170 million to $175 million; at upper end of previous guidance
•Announces second quarter 2023 financial results conference call and webcast scheduled for aftermarket on Thursday, August 3, 2023
EAST AURORA, NY, July 17, 2023 – Astronics Corporation (Nasdaq: ATRO), a leading provider of advanced technologies for global aerospace, defense and other mission critical industries, announced that preliminary orders for the second quarter of 2023 are approximately $200 million to $205 million. Included in orders was a $9.6 million production order for the Handheld Radio Test Sets (HHRTS) Program for the U.S. Marine Corps (USMC) related to the $40 million IDIQ contract previously announced on April 6, 2023.
The Company also announced that unaudited preliminary results suggest revenue for the second quarter to be in the range of $170 million to $175 million. This is at the upper end of its previous guidance range of $165 million to $175 million which was provided on May 9, 2023.
Second Quarter 2023 Conference Call
Astronics plans to release its second quarter 2023 financial results after the close of financial markets on Thursday, August 3, 2023 and will host a conference call and webcast that same day to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow.
Thursday, August 3, 2023
4:45 p.m. Eastern Time
Phone: (412) 317-5180
Webcast: investors.astronics.com
A telephonic replay will be available from 8:00 p.m. ET on the day of the call through Thursday, August 17, 2023. To listen to the archived call, dial (412) 317-6671 and enter replay pin 10180028. The webcast replay can be accessed via the investor relations section of the Company’s website where a transcript will also be posted once available.
ABOUT ASTRONICS CORPORATION
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions.  Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges.  For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness.  Today, global airframe manufacturers, airlines, militaries, completion centers and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics.  The Company’s

Astronics Corporation	press@astronics.com | + 1.716.805.1599
130 Commerce Way | East Aurora, NY 14052

Astronics Corporation Reports Preliminary Orders for Second Quarter 2023 of Approximately $200 million
July 17, 2023

strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
For more information on Astronics and its solutions, visit Astronics.com.

For more information, contact:

Company	Investors
David C. Burney, CFO	Deborah K. Pawlowski
Astronics Corporation	Kei Advisors LLC
T: 716.805.1599 x 159	T: 716.843.3908
dpawlowski@keiadvisors.com
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Astronics Corporation	press@astronics.com | + 1.716.805.1599
130 Commerce Way | East Aurora, NY 14052